Date: February 6, 2008
Media Contact:
Michael Kinney
732-938-1031
mkinney@njresources.com
Investor Contact:
Dennis Puma
732-938-1229
dpuma@njresources.com

NEW JERSEY RESOURCES REPORTS
FIRST-QUARTER EARNINGS FOR FISCAL 2008

•	First-quarter fiscal 2008 earnings of $1.09 per basic share
•	Net financial earnings increase to $1.31 per basic share from $1.01 per basic share
•	Fiscal 2008 net financial earnings guidance increased to $3.25 to $3.35 per basic share

WALL, N.J. – New Jersey Resources (NYSE: NJR) today reported a 2.8 percent increase in earnings for the first quarter of fiscal 2008. For the 3-month period ended December 31, 2007, earnings were $30.2 million, or $1.09 per basic share, versus $29.4 million, or $1.06 per basic share, last year. Net financial earnings, a financial measure not calculated in accordance with the generally accepted accounting principles (GAAP) of the United States as discussed below, rose to $36.3 million, or $1.31 per basic share, versus $28.1 million, or $1.01 per basic share, in the same period last year.

Fiscal 2007 amounts have been restated to reflect a change in accounting for certain derivative financial instruments. For a more detailed discussion, please refer to NJR’s fiscal 2007 annual report on Form 10-K.

“From a financial perspective, fiscal 2008 is off to a strong start,” said Laurence M. Downes, chairman and CEO of NJR. “We remain focused on our commitment to growth at all of our businesses as well as our ongoing efforts to promote conservation and energy efficiency to our utility customers through Conserve to Preserve.”

Management believes that net financial earnings, which exclude unrealized gains or losses on derivative instruments related to the company’s unregulated subsidiaries and certain realized gains and losses on derivative instruments related to natural gas that has been placed into storage at NJR Energy Services (NJRES), are reflective of NJR’s operations, provide transparency to investors and enable period-to-period comparability of financial performance. For further discussion of this financial measure, as well as reconciliation to the most comparable GAAP measure, please see the explanation below under “Additional Non-GAAP Financial Information.”

On January 22, 2008, the board of directors of NJR approved a three-for-two stock split and a 5 percent dividend increase to the quarterly dividend. Shareowners of record at the close of business on February 8, 2008 will receive one additional share of NJR stock for every two shares of common stock owned as of that date. The new shares resulting from the split will be distributed following the close of business on March 3, 2008. NJR will commence trading at its split-adjusted price on March 4, 2008. The quarterly dividend will increase for the second time this year from its current level of $0.40 to $0.42, on a pre-split basis. The resulting new quarterly rate of $0.28, on a post-split basis, will be payable on April 1, 2008, to shareowners of record on March 14, 2008.

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NEW JERSEY RESOURCES REPORTS
FIRST-QUARTER EARNINGS FOR FISCAL 2008

Financial and operating highlights at NJR’s subsidiaries include:

•	New Jersey Natural Gas

Earnings at New Jersey Natural Gas (NJNG), NJR’s utility subsidiary, were $16.7 million in the first quarter of fiscal 2008, declining from $19.9 million in the same period last year. The decrease was due primarily to lower utility gross margin from incentive-based programs and higher operation and maintenance expense.

In November, NJNG filed a request with the New Jersey Board of Public Utilities (BPU) seeking an increase of $58.4 million to its base rates, which cover the cost of constructing, operating and maintaining its infrastructure. Based on the typical review for a base rate case, any increase is unlikely to affect earnings in fiscal 2008.

Weather during the 3-month period ended December 31, 2007 was 8.2 percent warmer than normal and 13.4 percent colder than last year. However, the impact of weather is significantly offset by the Conservation Incentive Program (CIP), which is designed to normalize year-to-year fluctuations on both NJNG’s gross margin and customers’ bills that may result from changing weather and usage patterns. A total of $6.1 million of utility gross margin was accrued during the first quarter of fiscal 2008 under the CIP. Included in the CIP accrual was $2.9 million associated with the warmer-than-normal weather and $3.2 million associated with non-weather factors. However, customers will realize annual savings of $10.6 million in fixed-cost reductions and commodity cost savings of approximately $13 million during the first quarter of fiscal 2008. “Normal” weather is based on 20-year average temperatures as calculated based on three reference areas representative of NJNG’s service territory.

Other BPU-approved incentive programs allow NJNG to share utility gross margin earned with customers and shareowners according to utility gross margin-sharing formulas. These include off-system sales, capacity release, storage optimization and financial risk management programs. During the first quarter of fiscal 2008, sales and utility gross margin from these incentive programs totaled 9.7 billion cubic feet (Bcf) and $1.4 million, compared with 10.6 Bcf and $3.2 million for the same period last year. The decrease is due primarily to opportunities that existed in the prior year to generate gross margin from the storage incentive program that did not exist this year. To date, customers have saved approximately $346 million since the programs’ inception in 1992.

The utility added 1,723 new customers during the first quarter, of which 43 percent converted from other fuels. NJNG expects to achieve a new customer growth rate of approximately 1.6 to 1.8 percent in fiscal 2008.

Operation and maintenance expense increased $3.6 million due primarily to higher compensation costs associated with an increase in the number of employees and annual wage increases.

•	NJR Energy Services

NJRES, NJR’s wholesale energy services subsidiary, earned $13.2 million in the 3-month period ended December 31, 2007, compared with $11.5 million last year. This increase was primarily driven by higher gross margin of $25.7 million in the first quarter of fiscal 2008 compared with $24.8 million in the prior year. Financial margin, a non-GAAP performance measure, was $35.8 million for the 3-month period ended December 31, 2007 compared with $18.1 million in the same period last year.

Alternatively, NJRES’ operating results are analyzed utilizing financial margin, a non-GAAP financial measure, which NJR calculates by excluding from gross margin the impact of unrealized gains or losses from derivative instruments and certain realized gains or losses from derivative instruments that are designed to economically protect natural gas that has been purchased and stored, but has yet to be sold. Management believes that financial margin better reflects the economic performance of NJRES prior to the actual settlement of certain forecasted transactions and related derivative instruments. By using financial margin, along with the aforementioned net financial earnings, NJR’s management reviews the results of operations without the volatility of certain forecasted transactions and related derivative instruments to measure the economic impact of its businesses.

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NEW JERSEY RESOURCES REPORTS
FIRST-QUARTER EARNINGS FOR FISCAL 2008

Financial margin increased by $17.7 million due primarily to increased transportation assets in the Northeast region. This additional transportation capacity allowed NJRES to transport greater volumes of natural gas to this region. Additionally, temperatures in both the Northeast and Mid-Continent regions of the United States were colder during the first quarter of fiscal 2008 compared to the same period last year. This created the opportunity to transact around existing natural gas storage and transportation assets to increase financial margin and enabled NJRES to take advantage of the higher demand for natural gas in those areas.

•	Retail and Other

Retail and Other consists of NJR Home Services, which provides service, sales and installation of appliances to over 143,000 customers and Commercial Realty & Resources, which develops commercial real estate. Also included is NJR Energy Holdings, which consists of a 5.53 percent equity investment in Iroquois Gas Transmission System, L.P., owner of an interstate natural gas pipeline in the Northeast, and a 50 percent equity investment, through two wholly-owned subsidiaries, Steckman Ridge GP, LLC and Steckman Ridge, LP, in a natural gas storage facility under joint development with a partner in western Pennsylvania, which is expected to contribute to earnings beginning in fiscal 2010.

This business segment earned $365,000 in the first quarter of fiscal 2008, compared with a loss of $2 million last year. The increase was due primarily to unrealized gains and losses on derivative instruments related to two long-term natural gas contracts at NJR Energy Corporation. Excluding the after-tax unrealized loss of $180,000 for the three months ended December 31, 2007 and the after-tax unrealized loss of $2.4 million for the same period last year, the business segment earned $545,000 and $402,000 during the first quarter of fiscal 2008 and 2007, respectively.

Fiscal 2008 Net Financial Earnings Guidance
Assuming stable economic conditions, continued customer growth at NJNG, continued volatility in the wholesale natural gas markets affecting NJRES and subject to the factors discussed below under “Forward-Looking Statements,” NJR has increased its net financial earnings guidance for fiscal 2008 by $.05 per basic share to $3.25 to $3.35 per basic share.

Webcast Information
NJR will host a live webcast to discuss its financial results today at 2 p.m. ET. A few minutes prior to the webcast, go to njliving.com and select “New Jersey Resources” from the top navigation bar. Choose “Investor Relations,” then click just below the microphone under the heading “Latest Webcast” on the Investor Relations home page.

Additional Non-GAAP Financial Information
Financial margin, net financial earnings, NJNG’s utility gross margin and NJRES’ gross margin are non-GAAP financial measures that are included as supplemental disclosures because such items are the additional measures used by management in analyzing the results of their operations.

NJNG’s utility gross margin represents the results of revenues less certain costs, which are key components of our operations that move in relation to each other and can be dramatically influenced by the changes in the wholesale price of natural gas. In addition, management believes that NJNG’s utility gross margin provides a meaningful basis for evaluating utility operations than revenue, as natural gas costs, sales and other taxes and regulatory rider expenses are passed through to customers, and therefore have no effect on gross margin.

NJRES and NJR Energy Corporation use financial instruments to economically hedge their forecasted gas purchases and sales. These financial instruments, which are natural gas futures, forwards and swaps, change in value over the time that they are economically hedging the underlying natural gas sale or purchase. The change in value associated with these financial instruments is recorded in the income statement as part of gas purchases or operating revenues, as appropriate. For changes in value associated with transactions that have not settled, these are commonly referred to as unrealized gains or losses. Changes in value associated with settled transactions related to purchased natural gas that has been placed into storage inventory and that has not yet been sold are commonly referred to as realized gains or losses.

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NEW JERSEY RESOURCES REPORTS
FIRST-QUARTER EARNINGS FOR FISCAL 2008

NJRES also has certain physical commodity contracts that represent natural gas purchases or sales. Effective October 1, 2007, for all physical commodity contracts that NJRES enters into, it has elected to treat those contracts as derivative instruments. As a derivative instrument the change in value over the time that the contracts remain unsettled is recorded in the income statement as part of operating revenues. These changes in value are also commonly referred to as unrealized gains or losses.

Volatility associated with the change in value of these financial and physical commodity contracts is reported in the income statement in the current period. This volatility does not change the economic result of the financial or physical contract in relation to the planned purchase or sale transaction at NJRES, rather it shows changes in value currently as opposed to when the planned transaction ultimately is settled. In order to manage its business, NJR views its results without the impacts of the unrealized gains and losses, and certain realized gains and losses, caused by changes in value of these financial instruments and physical commodity contracts prior to the completion of the planned transaction.

This is the first quarterly earnings report in which NJR has referred to the non-GAAP measures financial margin and net financial earnings. These performance metrics are used by NJR to reflect the economic performance of its businesses prior to the actual settlement of certain forecasted transactions and related derivative instruments. Financial margin represents operating revenues from the sale of natural gas less gas purchases, and excludes the accounting impacts of unrealized gains and losses from derivative instruments as well as realized gains and losses of certain derivatives related to natural gas inventory. These accounting impacts represent the change in fair value of these financial instruments, which represent futures and swaps designed to economically hedge forecasted natural gas purchases, sales and transportation and are primarily open positions resulting in unrealized gains or losses. Also included in the accounting impacts are settled derivative positions related to natural gas included in storage inventory. These settled instruments represent realized gains and losses under GAAP, but result in economically hedging the ultimate sale of natural gas. Net financial earnings represent net income excluding the accounting impacts of realized and unrealized gains and losses from these derivative instruments, net of taxes.

Management’s definition of these non-GAAP measures may not be comparable to the definitions used by other companies in either the natural gas distribution business or other industries. Management uses these non-GAAP financial measures as supplemental measures to other GAAP results to provide a more complete understanding of our performance. Management believes these non-GAAP measures are more reflective of our business model, provide transparency to investors and enable period-to-period comparability of financial performance. As an indicator of our operating performance, these measures should not be considered an alternative to, or more meaningful than, operating income as determined in accordance with GAAP. A reconciliation of all non-GAAP financial measures to the most directly comparable financial measures calculated and reported in accordance with GAAP, can be found below.

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NEW JERSEY RESOURCES REPORTS
FIRST-QUARTER EARNINGS FOR FISCAL 2008

Forward-Looking Statements
This news release contains estimates, net financial earnings guidance and other forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. NJR cautions readers that the assumptions forming the basis for forward-looking statements include many factors that are beyond NJR’s ability to control or estimate precisely, such as estimates of future market conditions and the behavior of other market participants. Other factors that could cause actual results, including gross margin, earnings and customer growth, to differ materially from the company’s expectations include, but are not limited to, weather, economic conditions and demographic changes in NJNG’s service territory, rate of customer growth, volatility of natural gas commodity prices and its impact on customer usage, and NJRES operations, the impact of the company’s risk management efforts, including commercial and wholesale credit risks, the company’s ability to obtain governmental approvals, property rights and/or financing for the construction, development and operation of its non-regulated energy investments, risks associated with the management of the company’s joint ventures and partnerships, the impact of regulation (including the regulation of rates), the outcome of any future base rate cases, fluctuations in energy-related commodity prices, customer conversions, other marketing efforts, actual energy usage patterns of NJNG’s customers, the pace of deregulation of retail gas markets, access to adequate supplies of natural gas, the regulatory and pricing policies of federal and state regulatory agencies, changes due to legislation at the federal and state level, an adequate number of appropriate counterparties, sufficient liquidity in the energy trading market and continued access to the capital markets, the disallowance of recovery of environmental-related expenditures and other regulatory changes, environmental and other litigation and other uncertainties. More detailed information about these factors is set forth in NJR’s filings with the Securities and Exchange Commission (SEC), including its annual report on Form 10-K filed on December 10, 2007. NJR’s SEC documents are available at www.sec.gov. NJR does not, by including this paragraph, assume any obligation to review or revise any particular forward-looking statement referenced herein in light of future events.

About New Jersey Resources
New Jersey Resources (NYSE:NJR), a Fortune 1000 company, provides reliable retail and wholesale energy services to customers in New Jersey and in states from the Gulf Coast to New England, and Canada. Its principal subsidiary, New Jersey Natural Gas, is one of the fastest-growing local distribution companies in the United States, serving more than 480,000 customers in central and northern New Jersey. Other major NJR subsidiaries include NJR Energy Services and NJR Home Services. NJR Energy Services provides customer service and management of natural gas storage and capacity assets in the energy services market. NJR Home Services offers retail customers heating, air conditioning and appliance services. NJR’s progress is a tribute to the more than 5,000 dedicated employees who have shared their expertise and focus on quality through more than 50 years of serving customers and the community to make NJR a leader in the competitive energy marketplace. For more information, visit NJR’s Web site at njliving.com.

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Reconciliation of Non-GAAP Performance Measures
NEW JERSEY RESOURCES

The following table is a computation of Financial margin at NJR:

	Three Months Ended
(Unaudited)	December 31,
(Thousands)	2007	2006
Operating revenues	$811,138	$737,401
Gas purchases	684,694	621,935
Add:
Unrealized loss (gain) from derivative instruments	5,227	(3,975)
Realized loss from derivative instruments related to natural gas inventory	5,163	1,289
Financial margin	$136,834	$112,780
A reconciliation of Operating income at NJR, the closest GAAP financial measure, to the Financial margin is as follows:

	Three Months Ended
	December 31,
(Thousands)	2007	2006
Operating income	$54,537	$54,830
Add:
Operation and maintenance expense	32,179	28,316
Regulatory rider expenses	12,165	9,466
Depreciation and amortization	9,403	8,902
Other taxes	18,160	13,952
Subtotal – Gross margin	$126,444	$115,466
Add:
Unrealized loss (gain) from derivative instruments	5,227	(3,975)
Realized loss from derivative instruments related to natural gas inventory	5,163	1,289
Financial margin	$136,834	$112,780

A reconciliation of Net income at NJR to Net financial earnings, is as follows:
	Three Months Ended
	December 31,
(Thousands)	2007	2006
Net income	$30,185	$29,434
Add:
Unrealized loss (gain) from derivative instruments, net of taxes	3,080	(2,069)
Realized loss from derivative instruments related to natural gas inventory, net of taxes	3,042	759
Net financial earnings	$36,307	$28,124

Weighted Average Shares Outstanding
Basic	27,785	27,713
Diluted	27,952	27,904

Net financial earnings per share	$1.31	$1.01

NJR ENERGY SERVICES

The following table is a computation of Financial margin at NJRES:

	Three Months Ended
(Unaudited)	December 31,
(Thousands)	2007	2006
Operating revenues	$520,211	$495,787
Gas purchases	494,546	470,942
Add:
Unrealized loss (gain) from derivative instruments	4,922	(8,039)
Realized loss from derivative instruments related to natural gas inventory	5,163	1,289
Financial margin	$35,750	$18,095

A reconciliation of Operating income at NJRES, the closest GAAP financial measure, to the Financial margin for NJRES is as follows:
	Three Months Ended
	December 31,
(Thousands)	2007	2006
Operating income	$22,563	$21,596
Add:
Operation and maintenance expense	2,840	3,003
Regulatory rider expenses
Depreciation and amortization	53	54
Other taxes	209	192
Subtotal – Gross margin	$25,665	$24,845
Add:
Unrealized loss (gain) from derivative instruments	4,922	(8,039)
Realized loss from derivative instruments related to natural gas inventory	5,163	1,289
Financial margin	$35,750	$18,095

A reconciliation of Net income at NJRES to Net financial earnings, is as follows:
	Three Months Ended
	December 31,
(Thousands)	2007	2006
Net income	$13,150	$11,524
Add:
Unrealized loss (gain) from derivative instruments, net of taxes	2,900	(4,464)
Realized loss from derivative instruments related to natural gas inventory, net of taxes	3,042	759
Net financial earnings	$19,092	$7,819

NEW JERSEY RESOURCES

CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended
(Unaudited)	December 31,
(Thousands, except per share data)	2007	2006
OPERATING REVENUES	$811,138	$737,401

OPERATING EXPENSES
Gas purchases	684,694	621,935
Operation and maintenance	32,179	28,316
Regulatory rider expenses	12,165	9,466
Depreciation and amortization	9,403	8,902
Energy and other taxes	18,160	13,952
Total operating expenses	756,601	682,571

OPERATING INCOME	54,537	54,830

Other income	1,528	1,296

Interest charges, net	7,810	7,875

INCOME BEFORE INCOME TAXES	48,255	48,251

Income tax provision	18,494	19,234

Equity in earnings, net of tax	424	417

NET INCOME	$30,185	$29,434

EARNINGS PER COMMON SHARE
BASIC	$1.09	$1.06
DILUTED	$1.08	$1.05

DIVIDENDS PER COMMON SHARE	$0.40	$0.38

AVERAGE SHARES OUTSTANDING
BASIC	27,785	27,713
DILUTED	27,952	27,904

NEW JERSEY RESOURCES

	Three Months Ended
(Unaudited)	December 31,
(Thousands, except per share data)	2007	2006
Operating Revenues
New Jersey Natural Gas	$284,360	$239,407
NJR Energy Services	520,211	495,787
NJR Home Services and Other	6,631	2,276
Sub-total	811,202	737,470
Intercompany Eliminations	(64)	(69)
Total	$811,138	$737,401

Operating Income
New Jersey Natural Gas	$31,602	$36,716
NJR Energy Services	22,563	21,596
NJR Home Services and Other	372	(3,482)
Total	$54,537	$54,830

Net Income
New Jersey Natural Gas	$16,670	$19,908
NJR Energy Services	13,150	11,524
NJR Home Services and Other	365	(1,998)
Total	$30,185	$29,434

Throughput (Bcf)
NJNG, Core Customers	19.9	16.9
NJNG, Off System/Capacity Management	9.7	10.6
NJRES Fuel Mgmt. and Wholesale Sales	67.1	64.6
Total	96.7	92.1

Common Stock Data
Yield at December 31	3.2%	3.1%
Market Price
High	$52.07	$53.16
Low	$46.50	$48.46
Close at December 31	$50.02	$48.58
Shares Out. at December 31	27,816	27,760
Market Cap. at December 31	$1,391,356	$1,348,581

NEW JERSEY NATURAL GAS

	Three Months Ended
(Unaudited)	December 31,
(Thousands, except customer & weather data)	2007	2006
Utility Gross Margin
Operating revenues	$284,360	$239,407
Less:
Gas purchases	190,148	150,993
Energy and other taxes	16,363	12,520
Regulatory rider expense	12,165	9,466
Total Utility Gross Margin	$65,684	$66,428

Utility Gross Margin and Operating Income
Residential & Commercial	$59,196	$58,368
Firm Transportation	4,934	4,566
Total Firm Margin	64,130	62,934
Interruptible	134	216
Total System Margin	64,264	63,150
Off System/Capacity Management/FRM	1,420	3,278
TOTAL UTILITY GROSS MARGIN	65,684	66,428
Operation and maintenance expense	23,879	20,255
Depreciation and amortization	9,233	8,738
Other taxes not reflected in gross margin	970	719
OPERATING INCOME	$31,602	$36,716

Throughput (Bcf)
Residential & Commercial	15.5	13.3
Firm Transportation	2.8	2.5
Total Firm Throughput	18.3	15.8
Interruptible	1.6	1.1
Total System Throughput	19.9	16.9
Off System/Capacity Management	9.7	10.6
TOTAL THROUGHPUT	29.6	27.5

Customers
Residential & Commercial	466,474	461,473
Firm Transportation	14,213	12,870
Total Firm Customers	480,687	474,343
Interruptible	45	48
Total System Customers	480,732	474,391
Off System/Capacity Management	40	36
TOTAL CUSTOMERS	480,772	474,427

Degree Days
Actual	1,545	1,363
Normal	1,682	1,669
Percent of Normal	91.9%	81.7%

NJR ENERGY SERVICES

	Three Months Ended
(Unaudited)	December 31,
(Thousands, except customer)	2007	2006
Operating Revenues	$520,211	$495,787
Gas Purchases	494,546	470,942
Gross Margin	25,665	24,845
Operation and maintenance expense	2,840	3,003
Depreciation and amortization	53	54
Energy and other taxes	209	192
Operating Income	$22,563	$21,596

Net Income	$13,150	$11,524

Gas Sold and Managed (Bcf)	67.1	64.6

NJR HOME SERVICES AND OTHER

Operating Revenues	$6,631	$2,276

Operating Income	$372	$(3,482)

Net Income	$365	$(1,998)

Total Customers at December 31	143,502	141,714